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                                                                   Exhibit 25(a)


                          CERTIFICATE OF RESOLUTION OF
                           THE BOARD OF DIRECTORS OF
                            BROWN-FORMAN CORPORATION

     I, Michael B. Crutcher, hereby certify that I am Senior Vice President, General Counsel and Secretary of Brown-Forman Corporation and that at a meeting of said Corporation, held on May 28, 1998, the following Resolution was adopted:

WHEREAS, on February 24, 1994, the Corporation was authorized to issue from time to time unsecured debentures, notes, and/or other debt obligations ("Debt Securities") in an aggregate principal amount of up to $250 million (or, if Debt Securities are issued at original issue discount, such greater amount as shall result in aggregate proceeds of up to $250 million to the Corporation) (the "Debt Facility"); and

WHEREAS, the authority of the Treasurer of the Corporation to make sure of this Debt Facility expired on April 30, 1998; and

WHEREAS, it is in the best interests of the Corporation to continue and extend the Treasurer's authority to make use of this Debt Facility.

RESOLVED, that the Treasurer's authority to make use of the Debt Facility is hereby extended to April 30, 2002.

FURTHER RESOLVED, that the resolution adopted February 24, 1994 under the heading "DECISION MAKERS FOR DEBT TERMS" is hereby repealed, and is replaced with:

     FURTHER RESOLVED, that within the limitations specified in these resolutions, the terms of the Debt Securities and the decisions on whether and when to issue them shall be made by the Chief Financial Officer, Vice Chairman or Chairman, or their respective designee(s).

FURTHER RESOLVED, that the resolution adopted February 24, 1994 under the heading "POWERS OF ATTORNEY" is hereby repealed, and is replaced with:

     FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, in the Corporation's name and on its behalf, to execute and deliver a power of attorney, substantially in the form presented to a





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      meeting of this Board of Directors, appointing Michael B. Crutcher,
      Meredith M. Parente, or Steven B. Ratoff, or any of them to act as attorneys-in-fact for the Corporation for the purpose of executing and filing with the SEC, in its name and on its behalf, any such Registration Statement and any and all amendments (including, without limitations, post-effective amendments) or supplements thereto, with any exhibits thereto and other documents in connection therewith.

FURTHER RESOLVED, that all other resolutions of this Board of February 24, 1994 relating to the Debt Facility are affirmed.

FURTHER RESOLVED, that any Authorized Officer, as such are defined in the resolutions of February 24, 1994, are authorized, on behalf and in the name of the Corporation, to execute and deliver such amendments to the Underwriting Agreement, the Distribution Agreement, the Indenture, and other Debt Facility documents as are deemed reasonable and appropriate.


                                            /s/ Michael B. Crutcher
                                            -----------------------------------
                                            Michael B. Crutcher
                                            Senior Vice President,
                                               General Counsel & Secretary




COMMONWEALTH OF KENTUCKY )
                         ) ss.
COUNTY OF JEFFERSON      )

     Subscribed and sworn to before me by Michael B. Crutcher this 13th day of August, 1998.

     My commission expires:    7/5/2002
                           ------------------


                                            /s/ Kathy Barker
                                            -----------------------------------
                                            Notary Public
                                            KY State at Large



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